Exhibit 99.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of July 17, 2016, by and among CSW Industrials, Inc. (the “Company”) and the entities and natural persons listed on Exhibit A hereto (collectively, “Newtyn”) (each of the Company and Newtyn, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Newtyn have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Newtyn is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate,1,285,609 shares, or approximately 8.2% percent, of the Common Stock of the Company issued and outstanding on the date hereof;

WHEREAS, Newtyn submitted a nomination letter to the Company on May 10, 2016 (the “Nomination Letter”) nominating Yevgeny Neginsky as a director candidate to be elected to the Company’s board of directors (the “Board”) at the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”); and

WHEREAS, the Company and Newtyn have determined to come to an agreement with respect to the election of a member of the Board at the 2016 Annual Meeting, certain matters related to the 2016 Annual Meeting, and the 2017 annual meeting of stockholders of the Company (the “2017 Annual Meeting”) and any other special meeting of stockholders of the Company that may occur prior to the date of the 2017 Annual Meeting (any such meetings together with the 2016 Annual Meeting and the 2017 Annual Meeting are referred to in this Agreement as the “Stockholder Meetings”) and certain other matters, all as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Stockholder Meetings.

(a)           Upon the execution of this Agreement, Newtyn hereby irrevocably withdraws its Nomination Letter and Newtyn will not (i) nominate any person for election at the 2016 Annual Meeting, the 2017 Annual Meeting or any other Stockholder Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, the 2017 Annual Meeting or any other Stockholder Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting, the 2017 Annual Meeting or any other Stockholder Meeting, directly or indirectly, and not permit any of its Affiliates or Associates to do any of the items in this Section 1(a).  Newtyn will not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(a).

(b)           At the 2016 Annual Meeting and at the 2017 Annual Meeting, Newtyn will appear in person or by proxy and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of the Company’s nominees for election to the Board and (ii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal.

(c)           As previously announced on July 6, 2016, the Company intends to commence a search for two additional independent directors.  In connection with that search process, the Company agrees with respect to one of the proposed new directors to consult with Newtyn Management LLC (“NMLLC”), and NMLLC will be permitted to (i) participate in the development of the position profile and desired attributes of the director candidate; (ii) recommend suitable candidates for consideration by the executive search firm and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”); (iii) review resumes of the final three candidates that the Nominating Committee has identified; (iv) provide input and recommendations to the Nominating Committee regarding the candidates; and (v) by written notice to the Nominating Committee, exclude from further consideration one of such director candidates as to whom NMLLC reasonably objects.  The Nominating Committee will consider any reasonable objections identified by NMLLC with respect to any other candidates for the one position.  Subject to clause (v) above, the Parties agree that the final decision regarding the appointment of any individual to the Board will be at the sole discretion of the Board.

(d)           Within 60 days of the date of this Agreement, the Board will consider in good faith the adoption of a share repurchase program.  In connection with that process, the Board will prepare, with the assistance of its financial advisor, an analysis of intrinsic value of the Company’s common stock.  The input of NMLLC will be considered by the Board in the preparation of that analysis.  The Parties agree that the final decision as to whether to establish the program and the repurchase limits thereunder will be in the sole discretion of the Board consistent with its fiduciary duties.

(e)           Newtyn agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2.           Certain Covenants.

(a)           Newtyn agrees that, from the date of this Agreement until the day following the 2017 Annual Meeting (the “Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i)           engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any “withhold campaign” or solicitation of consents that improperly seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing in this Agreement limits the ability of an Affiliate of Newtyn to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)          deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Newtyn and otherwise in accordance with this Agreement;

(iv)          seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(v)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any other third party in any such related activity;

(vi)         seek, alone or in concert with others, representation on the Board;

(vii)        seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders; or

(viii)       make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to require public disclosure obligations for any Party.

(b)           Except as expressly provided in Section 2(a), each member of Newtyn shall be entitled to:

(i)           vote its or his shares on any other proposal duly brought before the 2016 Annual Meeting, the 2017 Annual Meeting or otherwise vote as each member of Newtyn determines in its or his sole discretion; or

(ii)          disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

3.           Representations and Warranties of the Company.

The Company represents and warrants to Newtyn that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.           Representations and Warranties of Newtyn.

Newtyn represents and warrants to the Company that (a) the authorized signatories of Newtyn set forth on the signature page hereto have the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it or him thereto, (b) this Agreement has been duly authorized, executed and delivered by Newtyn, and is a valid and binding obligation of Newtyn, enforceable against Newtyn in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of any member of Newtyn as currently in effect, (d) the execution, delivery and performance of this Agreement by Newtyn does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Newtyn or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Newtyn is deemed to beneficially own in the aggregate 1,285,609 shares of Common Stock and (ii) Newtyn does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.           Press Release.

Promptly following the execution of this Agreement, the Company will publish a press release (the “Press Release”) announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B.  Prior to the publication of the Press Release, neither the Company nor Newtyn will publish or make any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  During the Period, neither the Company nor Newtyn will knowingly make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as it determines in good faith is required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.           Specific Performance.

Each of Newtyn, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Newtyn, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.           Expenses.

The Company shall reimburse Newtyn for its reasonable, documented out-of-pocket legal fees and expenses of its counsel incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $50,000 in the aggregate.

8.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications will be:

If to the Company:

CSW Industrials, Inc.
5420 Lyndon B. Johnson Freeway, Suite 500
Dallas, Texas  75240
Attn: Luke E. Alverson
Telephone:  (214) 489-7128

with a copy (which will not constitute notice) to:

Jones Day
2727 N. Harwood St.
Dallas, Texas  75201
Attention:    R. Scott Cohen
              James E. O’Bannon
Telephone:  (214) 220-3939
Facsimile:     (214) 969-5100

If to Newtyn or any member thereof:

Newtyn Management LLC
405 Park Avenue, Suite 1104
New York, New York 10022
Attention:    Noah G. Levy
Telephone:  (212) 446-2460
Facsimile:     (212) 446-2461

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Andrew Freedman
Telephone:  (212) 451-2250
Facsimile:     (212) 451-2222

10.           Applicable Law.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.           Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement may be made except in writing signed by an authorized representative of each the Company and Newtyn, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Newtyn to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party will assign this Agreement or any rights or obligations hereunder without, with respect to any member of Newtyn, the prior written consent of the Company, and with respect to the Company, the prior written consent of NMLLC.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

13.           Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, will in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or its subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or its subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
	Name:	Joseph B. Armes
	Title:	Chief Executive Officer

Newtyn Partners, LP

By:	Newtyn Management, LLC Investment Manager

By:	/s/ Noah G. Levy
	Name:	Noah G. Levy
	Title:	Authorized Signatory

Newtyn TE Partners, LP

By:	Newtyn Management, LLC Investment Manager

By:	/s/ Noah G. Levy
	Name:	Noah G. Levy
	Title:	Authorized Signatory

Newtyn Management, LLC

By:	/s/ Noah G. Levy
	Name:	Noah G. Levy
	Title:	Authorized Signatory

Newtyn Capital Partners, LP

By:	Ledo Capital, LLC General Partner

By:	/s/ Noah G. Levy
	Name:	Noah G. Levy
	Title:	Authorized Signatory

Ledo Capital, LLC

By:	/s/ Noah G. Levy
	Name:	Noah G. Levy
	Title:	Authorized Signatory

/s/ Noah G. Levy
Noah G. Levy

EXHIBIT A

Newtyn Partners, LP
Newtyn TE Partners LP
Newtyn Management, LLC
Newtyn Capital Partners, LP
Ledo Capital, LLC
Noah Levy

EXHIBIT B

PRESS RELEASE

CSW Industrials and Newtyn Management Reach Agreement
Newtyn agrees to support Company Nominee at 2016 Annual Meeting

DALLAS, July 18, 2016 -- CSW Industrials, Inc. (the “Company”) (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today announced that the Company has reached an agreement with Newtyn Management LLC and its affiliates (“Newtyn”) regarding the 2016 Annual Meeting of Stockholders.

Under the terms of the Agreement, Newtyn has withdrawn its nominee for election at the annual meeting of stockholders to be held on August 8, 2016, and has agreed to vote in favor of the Board’s nominee, Mr. Michael R. Gambrell.

The Agreement further provides that Newtyn will participate in the development of the position profile of one of the two new directors that are expected to be appointed in the candidate search announced by the Company on July 6, 2016. Newtyn will also be permitted to, among other things, (a) recommend candidates to the Company’s Nominating Committee, (b) review resumes of the final three director candidates, (c) provide input and recommendations to the Company’s Nominating Committee with respect to the candidates, and (d) exclude one candidate from the process to which Newtyn reasonably objects.

In addition, the Agreement provides that the Board will consider the adoption of a stock repurchase program. The Board, in its sole discretion, will determine whether to approve any stock repurchase program and the terms of any program.

Joseph B. Armes, the Company’s Chairman and Chief Executive Officer, said, “We are pleased that the Company and one of our largest stockholders could reach a mutual agreement to avoid a contested election at our 2016 Annual Meeting. Mike Gambrell is a tremendous asset to our Company and I look forward to his re-election to the Board at the annual meeting. We appreciate the constructive dialogue with Noah Levy and his colleagues at Newtyn Management. We look forward to working closely with Newtyn Management in the future.”

Noah Levy, Managing Member of Newtyn Management, said, “We are pleased to have reached this agreement with the Company. We appreciate the constructive dialogue we have had with Mr. Armes and look forward to working cooperatively with the Company in connection with the Company’s implementation of its previously announced plan to expand the board.”

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include HVAC, general industrial markets, rail car and locomotive, plumbing, commercial construction, oil and gas, mining, electrical, steel and transportation.

About Newtyn Management LLC

Newtyn Management LLC is an investment adviser based in New York. Newtyn employs a long-term value-oriented strategy to seek favorable risk-adjusted returns for its investors.

Important Additional Information

CSWI, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from CSWI’s stockholders in connection with the matters to be considered at CSWI’s 2016 Annual Meeting. CSWI filed a definitive proxy statement with the SEC on July 6, 2016 in connection with any such solicitation of proxies from CSWI’s stockholders. CSWI’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of CSWI’s directors and executive officers in CSWI’s stock, restricted stock and stock options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with CSWI’s 2016 Annual Meeting. Information can also be found in CSWI’s Annual Report on Form 10-K for the year ended March 31, 2016, filed with the SEC on June 8, 2016, and CSWI’s definitive proxy statement on Schedule 14A, filed with the SEC on July 6, 2016. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by CSWI with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at CSWI’s website at www.cswindustrials.com or by contacting Luke Alverson, Senior Vice President, General Counsel & Secretary at (214) 884-3777. Shareholders may also contact D.F. King & Co., Inc., CSWI’s proxy solicitor, toll-free at (866) 521-4192 or by email at CSWI@dfking.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.